UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 15, 2017

Date of Report

September 13, 2017

(Date of earliest event reported)

TransAct Energy Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-139746	98-0515445
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 207 - 23705 IH 10 West San Antonio, TX, 78257

(Address of principal executive offices, including zip code)

210-888-0785

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

This current report and its exhibit may include forward-looking statements. TransAct Energy Corp. based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. Forward-looking statements are subject to various risks and uncertainties that may be outside the control of TransAct Energy Corp. TransAct Energy Corp, has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with TransAct Energy Corp. Annual Report on Form 10-K for the year ended December 31, 2013.

Item 1.01 Entry Into a Material Definitive Agreement

On September 13, 2017, TransAct Energy Corp, a Nevada corporation (the “Company”), through its subsidiary Puebla Z.E.W.O.P. 1, S de R.L. de C.V. entered into a binding Waste Supply and Disposal Agreement with Grupo Ecologico Hasars GE of Zapopan, Jalisco, Mexico. In this agreement, the Companies subsidiary is bound to purchase up to 481,800 metric tons (MT) of solid waste annually at a rate of $180 Mexican Pesos per MT, upon operational certification of its waste optimization plant by Fichtner Consulting Engineers in approximately eighteen (18) to twenty-four (24) months. This is an obligation for the plants feed-stock of approximately $5 Million USD annually. The agreement is conditional on the plant obtaining all permits required to operate and is for a 10 year term initially.

From this feed-stock the Company intends on producing and selling 18 different products that are commercially traded on the global markets every day.

In order to secure the Waste Supply Agreement, TransAct through its Mexican subsidiaries contracted the services of Victor Rizk with a success fee of thirty Million Mexican pesos approximately $1.7 Million USD. This fee will be payable when the Waste Supply Agreement becomes unconditional.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSACT ENERGY CORP.

(Company)

Date: September 15, 2017

By: /s/ Roderick C Bartlett

Roderick C Bartlett

President and Chief Executive Officer